Exhibit 5.1

August 4, 2017

Board of Directors

Myers Industries, Inc.

1293 S. Main Street

Akron, Ohio 44301

Members of the Board of Directors:

Myers Industries, Inc., an Ohio corporation (the “Company”), intends to file with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), a Registration Statement on Form S-8 (the “Registration Statement”) with respect to 1,126,950 additional shares (the “Shares”) of the Company’s common stock, without par value (the “Common Stock”), to be issued from time to time pursuant to the Amended and Restated 2017 Incentive Stock Plan (formerly known as the Amended and Restated 2008 Incentive Stock Plan of Myers Industries, Inc.) of the Company (the “Plan”). Capitalized terms not defined in this letter have the meanings given to them in the Plan.

You have requested our opinion in connection with the Company’s filing of the Registration Statement. In connection with this opinion, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction as being true copies, of all such records of the Company, all such agreements, certificates of officers of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary as a basis for the opinions expressed in this letter, including, without limitation, the Company’s Amended and Restated Articles of Incorporation and the Registration Statement.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, photostatic, electronic or other copies, facsimiles or images.

We have investigated such questions of law for the purpose of rendering the opinions in this letter as we have deemed necessary. We express no opinion in this letter concerning any law other than the law of the State of Ohio.

The opinions expressed herein assume that there is no change in the facts, circumstances and law in effect on the date of this opinion, particularly as they relate to corporate authority and the Company’s good standing under Ohio law. We have assumed the Company will remain in good standing as an Ohio corporation at all times when shares of Common Stock are issued pursuant to the Plan.

On the basis of and in reliance on the foregoing, we are of the opinion that the Shares of the Common Stock to be issued pursuant to the Plan, when and if issued in accordance with the terms of the Plan, will be legally issued, fully paid and nonassessable.

The opinion in this letter is rendered only to the Company in connection with the filing of the Registration Statement. We consent to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ BENESCH, FRIEDLANDER,
COPLAN & ARONOFF LLP